Exhibit 99

AlphaRx Provides Update on Its Antibiotic Development Program

Monday July 18, 8:00am ET

MARKHAM, Ontario, July 18, 2005 - AlphaRx Inc. (OTC BB:ALRX.OB - News), an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs, is pleased to provide a strategic overview of the Company's antibiotic development program.

The Company, using its patent pending solid lipid nanoparticle delivery platform, is developing 3 antibiotic products: Rifamsolin™, Zysolin™ and Ocusolin™, targeting the treatment of tuberculosis, hospital acquired pneumonia (HAP) and ocular infection respectively. The Company's regulatory strategy for these products is to focus on obtaining market entry as quickly as possible. One part of the strategy is to seek approval through an FDA 505(b)(2) New Drug Application (NDA), by comparing the Company's products to currently marketed products with similar clinical indications. Under the 505(b)(2) regulation, an NDA may rely on data of an FDA approved drug submitted by another sponsor, from whom right of reference has not been obtained. In parallel with the 505B(b)(2) program, the Company is seeking marketing approval for these products in countries where these indications may receive fast track designation.

Tuberculosis

Rifamsolin™ is a nanoparticle encapsulated formulation for the intracellular delivery of Rifampicin. Rifampicin is a well-known antibiotic, mainly used to treat tuberculosis. The Rifamsolin drug candidate is currently undergoing in-vivo studies including: bio-distribution studies, evaluation of the efficacy in murine infection models and toxicological studies. Mycobacterium tuberculosis (TB) is the leading cause of death among HIV positive and infected patients in U.S. and additionally affects one third of the world's population. A traditional TB treatment regimen requires long treatment times due to poor cellular antibiotic penetration and as a result, patient compliance is low. The Company believes that by successfully delivering Rifampicin inside the human cell, its efficacy may be substantially increased. The Company hopes to advance Rifamsolin™ into the clinical approval phase by mid-2006.

Hospital Acquired Pneumonia (HAP)

Zysolin™ is a nanoparticle encapsulated formulation of Gentamicin, a broad spectrum antibiotic, also targeted for intracellular delivery. This drug candidate is currently undergoing in-vivo studies including: biodistribution studies, evaluation of the efficacy in murine infection models and toxicological studies. HAP is the second most common hospital-acquired infection. It affects approximately 300,000 patients in the United States annually and is associated with mortality rates of 30 to 33 percent for hospitalized patients and mortality rates as high as 70% for patients in the ICU setting. The Company hopes to advance Zysolin™ into the clinical approval phase by early 2007.

Ocular Infection

Ocusolin™ is a topical ophthalmic solution utilizing Gentamicin, in a nanoparticulate formulation, that is effective against a broad spectrum of bacteria including strains resistant to more than one antibiotic. The Company believes Ocusolin™ has the potential to become one of the leading topical antibiotics in the U.S. due to its broad antimicrobial spectrum, its' ability to eradicate resistant bacteria, its' ability to penetrate the surface of the eye and potential "twice-a-day" dosing in contrast to the 'four-times-a-day" dosing of existing products with similar clinical indications. The Company is advancing Ocusolin™ into animal studies and hopes to begin clinical studies by mid-2006.

The Company has established an aggressive development timeline for these products and is now focused on securing financial resources to support on-going development of these products, either by out-licensing or a co-development arrangement.

About AlphaRx Inc. (www.AlphaRx.com)

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.

This press release is available on the company's official on-line investor relations site for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com and view the "AlphaRx" Investor Discussion and Contact Forum. In addition, investors are asked to e-mail all questions and correspondence to ALRX@Agoracom.com

For more information, please contact:

Agora Investor Relations Corp.
Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com